POWER OF ATTORNEY

I hereby appoint Richard Gavegnano, Mark Abbate, Kenneth Fisher, Sharon Plante,
Lawrence Spaccasi, Edward Quint or Max Seltzer to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section
16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Gavegnano, Abbate, Fisher, Spaccasi, Quint and Seltzer or Ms.
Plante in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on October 23, 2018.

By: /s/ Carl LaGreca
Carl LaGreca

In presence of: /s/ Edward Merritt
Edward Merritt

At: Peabody, MA
City, State